Exhibit 10.5

ENGLISH TRANSLATION

Agreement No.:

Factory Premises Rental Agreement

Name of Leased Properties: Factory Premises, Dormitory Buildings and Supporting Facilities

Name of Leaser: Dongguan Fuxing Property Management Co., Ltd.

Name of Leasee: Dongguan Sun Chuen Plastic Products Co., Ltd.

Leaser: Dongguan Fuxing Property Management Co., Ltd. (hereinafter referred to as Party A)

Leasee: Dongguan Sun Chuen Plastic Products Co., Ltd (hereinafter referred to as Party B)

Both parties hereby come to an agreement on the rental through negotiations according to Agreement Law of People’s Republic of China and relative laws and regulations.

Article 1. Leased Property and Business Purposes

1.	Party A shall rent the property located at the Cross of Zongdui Road and Yongjun Road in Daling Village, Dalingshan Township to manufacture hardware and plastic products. The leased property include two workshop buildings, one dormitory building, one footbridge, power distribution room and guard room, of which the total area is 25,137.42 square meters);
2.	The ownership of the leased property shall belong to Party A and during the rental period, Party B shall have the use rights of the leased property and shall not mortgage the leased property hereof.

Article 2. Rental Period, Rental-free Period and Separation of Rental Period

1.	The rental period agreed by both parties shall be seven years, during which, for Party B, the first two years from January 1, 2013 to December 31, 2014 shall be the mandatory rental period and the rest five years from January 1, 2015 to December 31, 2019 shall be the optional rental period. Party B shall inform Party A of its un-intention to expand the rental at least 90 days before the first two-year rental period is due; and the absence of information to Party A shall be deemed as the intention of retaining the rental (from January 1, 2015 to December 31, 2019);
2.	The rental-free period for Party B’s decoration shall be 2 months from November 1, 2012 to December 31, 2012, during which Party B shall only be exempted from paying the rental and other non-operation expenses such as water bills and electricity bills shall be solely born by Party B.
3.	Party A shall formally deliver the entire leased property to Party B for production on the date of January 1, 2013and shall start collecting the rental since the same date.

Article 3 Rental and Deposit

1.	In the first two years (from January 1, 2013 to December 31, 2014) of the rental period, the monthly rental (after tax) shall be in RMB TWO HUNDRED AND TWENTY-EIGHT THOUSAND EIGHT HUNDRED AND NINETY-FIVE (RMB 228,895);
2.	In the second five years (from January 1, 2015 to December 31, 2019) of the rental period, the monthly rental (after tax) shall be RMB TWO HUNDRED AND FIFTY-ONE THOUSAND SEVEN HUNDRED AND EIGHTY-ONE (RMB251,781). The rental shall be paid before the 5th every month to the bank account specified by Party A (Bank: XXX ; Account Name: Dongguan Fuxing Property Management Co., Ltd. ; and A/C No. XXX);
3.	The rental hereof shall not cover other relative operation expenses such water bills and electricity bills. Any taxes incurring from the issuing the invoice by Party A on the rental from Party B shall be paid by Party A solely;
4.	Party B shall pay RMB FOUR HUNDRED THOUSAND (RMB 400,000) in full to Party A as the deposit on the date of signing the Agreement;
5.	When the Agreement expires, Party A shall refund the deposit mentioned above to Party B after Party B pays off the operation expenses including the rental.

Article 4 Delivery of the Leased Property

1.	When delivering the lease property, both parties shall be on site. Any disputes on the property conditions discovered by Party B shall be informed to Party A on the spot and shall be settled through negotiations by both parties;
2.	A notice in written shall be informed to Party A at least 3 months ahead of the expiration date of the Agreement provided Party B is intending to renew the rental; and Party A shall reply in written on the notice above mentioned at least 2 months ahead of the expiration date of the Agreement. Party B shall have the priority under the same conditions. Any absence of such notice herein shall be deemed as the waiver of the priority above by Party B. The Agreement shall be renewed before the expiration date stated in the Agreement if both parties agree to expand the renting.
3.	Provided that the Agreement shall not be renewed, Party B shall return all the leased property to Party A in good condition within Five days after the date of expiration stated and not remove immovable fixtures in the leased property.

Article 5 Maintenance of the Leased Property

1.	During the rental period, Party B shall be responsible for the maintenance and management tasks of the leased property and shall inspect the leased property regularly. Party B shall be responsible for the costs incurring from all the repair and maintenance but the problems of the construction structure that is out of Party B’s responsibility;
2.	Party A shall provide a 400KVA transformer, 2-inch water meter and 2 3-ton passenger-goods elevators to Party B for usage. Party A shall cover all labor and material costs for expanding the capacity of water supply, power supply and elevators. Party A shall give its best supports to Party B on handling with relative procedures. All passenger-goods elevators and expansions that are installed on the sole payment from Party B shall belong to Party A when the Agreement expires and not removed;
3.	Party A shall entitle Party B to use all the fire fighting systems in the workshops and dormitory building for free; all the costs arising from the updates for the fire fighting systems required by supervising department shall be paid equally by both parties (50% by each party) and the installation prices of such updates shall be co-determined by both parties. Any determination on such installation costs made by either party solely shall be valid;
4.	Party B shall solely cover the maintenance cost, repair cost and annual inspection cost, etc. of the transformer, elevators, fire fighting systems, water and electricity;
5.	Any repairs and maintenance of construction structure problems and related costs arising from them shall be executed and paid by Party A, but not including the decoration and/or fixtures made by Party B;
6.	Party B shall inform in time Party A of any construction structure problems that are out of its responsibilities and take proper measures to prevent possible losses.

Article 6. Rights and Obligations of Party A

1.	Party A shall have rights to inspect the use conditions of the leased property and payoff to employees of Party B with the accompany from Party B.
2.	Party A shall give its best assistance to Party B in obtaining related business license, tax registration certificate, etc. The expenses from such handlings shall be covered by Party B.

Article 7. Rights and Obligations of Party B

1.	Under the pre-conditions of abiding by the Agreement, Party B shall have the use rights of the leased property during the rental period. Party A shall not be entitled to interfere the normal and legal business operation of Party B in the leased property;
2.	Party B shall pay for the operation expenses including the rental, electricity bill, water bill and employee salary in a timely way during the rental period;
3.	During the rental period, Party B shall abide by laws and regulations, protect the environment, prevent fires and secure the leased property. No economic and/or legal responsibilities incurred from Party B’s operation shall fall on Party A during the rental period;
4.	Without the prior consent in written from Party A, no changes of the construction structure by Party B shall be allowed;
5.	Without the prior consent in written from Party A, Party B shall not change the business purposes of the leased property;
6.	Without the prior consent in written from Party A, Party B shall not sublease or lend the leased property entirely or partly to other(s);
7.	Any repairs of the items that are damaged by Party B and related costs arising from them shall fall on Party B;

Article 8 Party A’s Liability for Breach of Agreement

1.	Provided that Party A takes the leased property back before the expiration date of the Agreement, Party A shall compensate 6-month rental and refund the deposit without interests to Party B.

Article 9 Party B’s Liability for Breach of Agreement

1.	Any rental payment that is delayed by Party B shall incur 1% of the total unpaid amount every delayed day from Party B as the penalty;
2.	During the rental period stated in the Agreement, either party in breach that have to terminate the Agreement before the date of expiration shall inform in written the other 90 days ahead and compensate 6-month rental to the other; and otherwise, the deposit from Party B to Party A shall belong to Party A or shall be refunded to Party B from Party A in full without interest;
3.	Party A shall entitled to confiscate the deposit from Party B anytime, collect the unpaid by Party B, take the leased property back and terminate the Agreement and be exempted from compensating economic losses caused thereof of Party B if:
1.	Party B fails to pay the deposit in time;
2.	Party B is in arrears of the rent to Party A over two months;
3.	Party B is in arrears of the payoff to the employees over two months;
4.	Party B modifies the construction structure of the leased property without the consent in written from Party A;
5.	Party B changes the business purposes of the leased property without consent in written from Party A;
6.	Party B lends or sublease the leased property entirely or partly to any other third party without consent in written from Party A; and/or
7.	Party B fails to return the leased property to Party A in time.

4.	Party B shall pay the repair and maintenance fee for any damages on the leased property that are discovered on the site of returning the leased property back to Party A.

Article 10 Exceptions

1.	Neither party shall be responsible for the losses of the other as a result of not enforcement of the Agreement by force majeure;
2.	During the rental period specified in the Agreement, losses of both parties caused by the acquisition, dismantlement or retrofit due to governmental policy changes or governmental constructions shall not fall on the other. Compensation against above losses paid by the government shall belong to Party A except for the costs for indoor decoration and equipment moving of Party B.
3.	When the causes of Agreement termination is out of the two clauses above, the rental shall be calculated according to the actual rental days;

Article 11.

Party B agrees to pay RMB THIRTY-NINE THOUSNAD (RMB 19,500*2=RMB 39,000) in total to the Village Committee of Daling Village as the Cooperation Fee in June and December every year during the rental period; and such payment shall only be evidenced with unified receipt note without any invoice. No delay of this payment is allowed.

Article 12. Settlement of Disputes

Any disputes arising from the fulfillment of the Agreement shall be settled through negotiations by both Parties. If such a settlement is failed to reach, the dispute shall be submitted to People’s Court of Dongguan for lawsuit.

Article 13. Validation of Agreement

This Agreement is made out in duplicate, each of which shall be held by Party A and Party and shall come into effect upon the signature and seal of the parties.

Party A (Seal) (Seal of Dongguan Fuxing Property Management Co., Ltd.)

Legal Representative: (Signed)

Tel: XXX

Mail Address:

Party B (Seal) (Seal of Dongguan Sun Chuen Plastic Products Co., Ltd)

Legal Representative: (/s/ Chin Hien Tan, Chief Operating Officer)

Tel: XXX

Mail Address:

Signed on: December 29, 2012

Signed at: Dalingshan Town, Dongguan

Factory Premises and Dormitory Building

Rental Agreement

Leaser (Party A): Zhang Shixiu ID No. XXX

Leasee (Party B): Dongguan Sun Chuen Plastic Products Co., Ltd.

Legal Representative:

Through negotiations, both parties hereby come to an agreement on renting the factory property in a land covering 8,540 square meters in Daling Village, Dalingshan Township, Dongguan City, to Party B.

Article 1. Rental Period

1.	The rental period of the leased property shall be Seven years from January 1, 2013 to December 31, 2019;
2.	At least 90 days before the date that the Agreement expires, Party B shall inform Party A of its intention to retain the leasehold of the leased property. With the consent on such intention from Party A, both parties shall negotiate on this matter and renew the Agreement. Under the same conditions, Party B shall have the priority of leasehold.

Article 2. Rental and Other Expenses

1.	Within 3 days after the Agreement is signed, Party B shall pay RMB SEVEN HUNDRED AND ONE THOUSNAD TWO HUNDRED AND TWO (RMB 701,202) to Party A as the deposit which will be refunded to Party B without interests when the Agreement expires. Either party in breach of the Agreement shall pay another 3-month rental to the other and the deposit hereof shall still be refunded to Party B;
2.	The plant area hereof shall include two 5-floor workshops, a 6-floor dormitory building for workers and a dormitory building for officers (See the attachment for the detailed area), which shall cover 28,212 square meters and cost the monthly rental (tax included) of RMB 263,977. The first two years from January 1, 2013 to December 31, 2014 shall be the mandatory period, during which any breach of Party B shall validate the Article 11 in this Agreement. The second five years from January 1, 2015 to December 31, 2019 shall be the optional period at Party B’s discretion. The rental shall be increased by 10%.
3.	Party B shall transfer the rental of the month to the bank and bank account appointed by Party between the 5th and 10th every month; and any delay of such payment shall incur 3% of the total unpaid amount every delayed day against Party B and shall be deemed as breach of Party B if it is due over 30 days.

Bank Account: XXX

Full Name: Zhang Shixiu

Bank: XXX

4.	During the rental period, Party B shall be solely responsible for and directly pay the water bills, electricity bills, communication bills and other expenses incurring from using the leased property to relative sectors.

Article 3 Transfer of the Leased Property

Any transfer of the leased real estate by Party A during the rental period stated in the Agreement shall be informed in written to Party B at least three months ahead of the selling. Under the same conditions, Party B shall have the priority on purchasing the leased real estate hereof. Any changes of the ownership of the leased real estate shall not damage the execution of this Agreement.

Article 4. Responsibilities of Both Parties

1.	Party A shall be responsible and pay for leading a 2-inch water pipe near to the workshop. Party B shall be responsible and pay for installing the water meters, electricity waters in the plant area; and labor and material costs for expanding the capacities of water supply, power supply;
2.	Party A shall be responsible for installing the fire fighting systems of the workshops and dormitory (Party B shall be responsible for the fire fighting devices for the indoor operations) and obtaining fire-control conformance certificate for Party B;
3.	The elevator, transformer, fire fighting equipment and all other water and power utilities are fixed assets and shall belong to Party A unconditionally when the Agreement expires;
4.	Party A shall give its best assistance to Party B in handling other legal licenses; all effective documents and relative materials shall be provided by Party B and all costs arising from such handlings shall be covered by Party B;

5. Party B shall be responsible for paying worker management fee according to the local charging standard where the plant area locates; and pay the employees in a timely way in accordance with labor department, which Party A has the supervision rights. No payment to the employee can be overdue more than two months and otherwise, Party A shall be entitled to take the relative facilities of the leased property back from Party B.

Article 5. Fire Safety

During the rental period, Party B shall strictly follow relative regulations of Fire Control Law of People’s Republic of China, shall give its best supports to Party A on fire preventions and shall deploy fire extinguishers in the leased property according to relative regulations. No fire fighting equipment in the buildings can be used for other purposes. Party A shall have rights to inspect the fire fighting equipment at the proper time agreed by both parties. Party B shall be responsible for and compensate Party A for any losses incurring during improper operations.

Article 6. Maintenance and Repairs of Leased Property and Supporting Facilities

1.	During the rental period, Party A shall have the obligations to repair any damages caused by real estate quality. Party B shall be entitled to require Party A to take repairs where needs within Seven days, or shall take repairs with consent from Party A from which all costs arising shall be deducted from the rental after being confirmed by Party A;
2.	During the rental period, Party B shall have the use rights of leased real estate and other supporting facilities, be responsible for the repairs and maintenance of the supporting facilities and have all the supporting facilities returned in good conditions to Party A when the Agreement expires;
3.	Party B shall be responsible for and protect Party A from any losses arising from its improper usage of leased property and/or supporting facilities during the rental period;
4.	When using the leased property, Party B shall abide by local laws and regulations. Provided that Party B’s illegal usage of the leased property influences other users surrounding, Party B shall cover the losses arising from it.

Article 7. Insurance Liability

The insurance of the leased real estate, supporting facilities and properties in the leased real estate and all other compulsory insurances (including the liability insurance) during the rental period stated above shall be purchased by Party B. Any losses and/or responsibilities caused by the absence of purchasing such insurances shall fall on Party B.

Article 8. Decoration and Reconstruction

1.	Without the consent from Party A for the decorations and/or reconstructions plan on the leased real estate hereof submitted by Party B, no decorations and/or reconstructions shall be allowed; and Party B shall solely obtain and the approvals from the local administrations, if any, and cover the costs arising from it;
2.	Upon the expiration of this Agreement or the termination of this Agreement caused by Party B’s breach, Party A shall solely dispose the decoration and/or reconstructions in the leased real estate, or shall be entitled to require Party B to remove the fixtures of decoration and/or reconstructions and to pay for such removal;
3.	Upon the termination of this Agreement caused by Party A’s breach, Party B shall solely remove the removable fixtures of the decorations and/or reconstructions; and Party A shall compensate the decorations and/or reconstructions that are not removable at the estimated marketing prices. When Party A and Party B fail to reach an agreement on pricing the decorations and/or reconstructions hereof, the prices estimated by the qualified appraisal firm shall be final.

Article 9. Sublease of the Leased Property

During the rental period, with the prior consent from Party A, Party B shall be authorized to sublease the entire or partial leased real estate to the third party and rights and obligations of both parties shall be redefined. The sublease to the third party by Party B without the prior consent from Party A shall be deemed as breach of the Agreement of Party B and shall entitle Party A to terminate the Agreement and require Party B to pay another 3-month rental as penalty within 10 days after informing Party B of such termination.

Article 10. Commitments and Undertakes from Party A

1.	Party A guarantees that it is the legal sole owner of the land use right; the real estate built on the land complies the approved business purposes, the overall planning of land use and the town planning; and have finished all approval from and registration procedures required by building the real estate;
2.	Party A guarantees that it has the land use right and paid the former land owner all relative expenses; and the land hereof is under no mortgage, foreclosure or restrictions from the rights of third party;
3.	Party A guarantees that it has the right to rent the real estate and the land hereof to Party B and such renting complies with relative laws of People’s Republic of China and regulations of Guangdong Province and damages no legal interests or rights of any third party;
4.	Party A guarantees that the quality of the leased real estate and supporting facilities hereof complies with the relative national standards for constructions and those for supporting facilities; and that no such defects that can influence the functions and performances of the workshop and/or the supporting facilities exist.

Article11. Liabilities for Breach of Agreement

1.	Liabilities of Party A for Breach of Agreement

Any actions in breach of Party A shall entitle Party B of the rights to suspend to pay the relative payable(s) and require Party A to fulfill its obligations stated in the Agreement within thirty days; and the complete or partial failure to fulfill the obligations by Party A shall entitle Party B to terminate the Agreement. Party A shall pay 3-month rental as the penalty to Party B within Ten days since the notice of such termination.

2.	Liabilities of Party B for Breach of Agreement
1.	Any actions in breach of Party B shall entitle Party A to require Party B to fulfill its obligations stated in the Agreement within thirty days; and the complete or partial failure to fulfill the obligations by Party B shall entitle Party A to terminate the Agreement. Party B shall pay 3-month rental as the penalty to Party B within Ten days since the notice of such termination;
2.	Provided that Party B intends to terminate the Agreement before the expiration date of the Agreement, Party B shall pay off the rental and related expenses incurring from such termination; and shall pay another 3-month rental to Party A as the penalty within the days before the termination of this Agreement;
3.	Party B shall pay the rental and other expenses in a timely way. Any delay of such payment shall incur 3% of the total unpaid amount every delay day against Party B. If the delay is overdue more than 30 days, Party A shall be entitled to take relative facilities of the leased property back or terminate the Agreement; and require Party B to pay off the unpaid rental, overdue fine and other expenses, as well as another 3-month rental as the penalty to Party A;
4.	As for above 3 clauses, the maximum amount of penalty against Party B shall be 3-month rental.

Article 12 Exceptions

1.	When this Agreement becomes not enforceable to Party A due to the changes of laws and regulations related to renting or governmental actions, Clause 2 in this Agreement shall be executed;
2.	In case that one or both parties are impossible to perform the duties provided herein on account of force majeure such as earthquake, war or other force majeure, the Party (or parties) in contingency shall inform the other party (or each other) of the situations immediately by mails or faxes and provide the details of the force majeure and documentary evidences proving that the Agreement execution shall not be enforceable entirely or partly or be delayed released by the local accrediting agency of the area in the contingency. Other strong evidences shall be as valid as the above mentioned documentary evidence from the local accrediting agency if the Party or parties fail to obtain it. The party or parties shall be exempted from duties due to this Clause herein;
3.	Party B shall solely pay, in a timely way, the water bills, electricity bills, gas bills, communication bills, employee’s salaries, taxes and other expenses incurring during the rental period hereof. When Party A has to pay for any disputes arising from failures to pay such expenses or hiding actions by Party B, Party A shall have rights to sell the machines and equipments of Party B before making the payment and any residual or insufficient amount shall be paid back to or collected from Party B;
4.	During the rental period, Party B shall be responsible for its own operations and profits under the laws and regulations. No debts incurring from the operations of Party B shall fall on Party A of the leased property of Party A.

Article 13. Settlement of Disputes

Any disputes arising from the execution of the Agreement or related to the Agreement shall be settled through negotiations by both parties. If such a settlement is failed to reach, the disputes shall be submitted to the People’s Court of Dongguan or the People’s Court of Shenzhen for lawsuits.

Article 14. Effectiveness of the Agreement

The Agreement shall come into effect upon the signatures and seals of both parties and shall be registered and filed to Real Estate Management Office by both parties within 7 days after the validation of Agreement upon the payment of Party A.

Article 15. Others

1.	Any matters that are not stated in this Agreement shall be negotiated by both parties and may be entered into the supplemental agreement;
2.	The Agreement is made out in four copies, each of which shall be held by each party and shall have the same legal effects.

Party A (Seal): (Signed)

Representative (Signature):

Signed on: January 25, 2013

Party B (Seal): (Seal of Dongguan Sun Chuen Plastic Products Co., Ltd.)
Representative (Signature): (/s/ Chin Hien Tan, Chief Operating Officer)

Signed on: January 25, 2013